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                            Yardville National Bancorp
                         Summary of Financial Information
                                   (Unaudited)
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                                                              Three Months Ended              Twelve Months Ended
                                                                  December 31,                     December 31,
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(in thousands, except per share amounts)                    2002             2001             2002             2001
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
Stock Information:
Weighted average shares outstanding:
     Basic                                                    8,409            7,980             8,124            7,601
     Diluted                                                  8,621            8,021             8,319            7,678
Shares outstanding end of period                             10,396            8,043
Earnings per share:
     Basic                                               $     0.39       $     0.12       $      1.72      $      1.13
     Diluted                                                   0.38             0.12              1.68             1.11
Dividends paid per share                                       0.11             0.11              0.44             0.44
Book value per share                                          14.08            11.68
Closing price per share                                       17.24            12.50
Closing price to book                                        122.44%          107.02%

Key Ratios:
Return on average assets                                       0.60%            0.19%             0.67%            0.48%
Return on average stockholders' equity                        11.50             3.78             13.45             9.86
Net interest margin (tax equivalent)                           2.33             2.07              2.36             2.17
Equity-to-assets at period end                                 6.54             4.80
Tier 1 leverage ratio (1)                                      8.16             6.92

Asset Quality Data:
Net loan charge-offs                                     $      794       $      144       $     1,096      $     1,317

Nonperforming assets as a percentage of total assets           0.33%            0.38%

Allowance for loan losses at period end as a
     percent of:
         Total loans                                           1.41             1.34
         Nonperforming loans                                 268.11           264.23

Nonperforming assets at period end:
     Nonperforming loans                                 $    6,274       $    5,125
     Other real estate                                        1,048            2,329
                                                         ----------       ----------
          Total nonperforming assets                     $    7,322       $    7,454
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(1) Tier 1 leverage ratio is Tier 1 capital to adjusted average assets